Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-159803) of Gafisa S.A. of our report dated June 5, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of ASC 810-10, as to which the date is November 13, 2009, and except as to the retrospective adjustment on the share amounts and earnings per share for the stock split approved on February 22, 2010, as to which the date is March 10, 2010) relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Auditores Independentes
São Paulo, Brazil
March 10, 2010